WPCD


                                  SCHEDULE 14A INFORMATION
                         Proxy Statement Pursuant to Section 14(a)
                           of the Securities Exchange Act of 1934

Filed by the Registrant
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       Confidential, for Use of the Commission Only (as permitted
X      Deinitive Proxy Statement
       Definitive Additional Materials
       Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                    Vontobel Funds, Inc.

                      (Name of Registrant as Specified In ItsCharter)


          (Name of Person(s) Filing Proxy Statement, if other thanthe
Registrant)

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VONTOBEL FUNDS, INC.
1500 Forest Avenue, Suite 223
Richmond, Virginia  23229

SAND HILL PORTFOLIO MANAGER FUND

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS to be held on
[July 11, 1997 ]


Notice To Shareholders:

       A special meeting of shareholders (the "Meeting") of SandHill Portfolio Manager Fund (the "Fund") of Vontobel Funds, Inc. (the "Company")will be held at 10:00 a.m. local time, on July 11, 1997, at the office of the Company at 1500 Forest Avenue, Richmond, Virginia, for thefollowing purposes:

1. To approve or disapprove an Agreement and Plan ofReorganization (the "Plan") pursuant to which the Fund will transfer all of itsassets to a newly-created series (the "New Fund") of The World Funds,Inc. (the "World Funds"), in exchange for shares of common stock ofthe New Fund, as set forth in the accompanying Proxy Statement, including authorization for the directors of the Company tovote shares of the New Fund acquired in the reorganization asprovided in the Plan.

2.     To transact such other business as may properly come beforethe Meeting.

Shareholders of record at the close of business on May 30, 1997 areentitled to vote at the Meeting or any adjournment thereof.


                                    BY ORDER OF THE BOARD OFDIRECTORS


                                    John Pasco, III
                                    Chairman June 17, 1997
Richmond, Virginia

                                          IMPORTANT

Whether or not you plan to attend the meeting, please mark yourvoting instructions on the enclosed proxy and promptly date, sign andreturn it in the enclosed envelope. No postage is required if mailed in theUnited States. We ask your cooperation in helping the Fund by mailingyour proxy promptly. 1500 Forest Avenue, Suite 223
Richmond, Virginia  23229
804-285-8211

___________________________

SAND HILL PORTFOLIO MANAGER FUND
___________________________

PROXY STATEMENT

Special Meeting of Shareholders
to be held on
July 11, 1997


       This Proxy Statement is furnished in connection with thesolicitation of proxies on behalf of the Board of Directors of Vontobel Funds, Inc.(the "Company") to be used at the Special Meeting of the Shareholders ofthe Sand Hill Portfolio Manager Fund (the "Fund"), to be held at 10:00 a.m.local time on July 11, 1997, at the offices of the Company at 1500 Forest
Avenue, Richmond, Virginia, and at any adjournment thereof (suchmeeting and any adjournment being referred to as the "Meeting"), for thepurposes set forth in the accompanying Notice of Meeting.

       Proxies will be voted in accordance with the instructionscontained thereon. If no instruction is given, proxies that are signed andreturned will be voted in favor of the proposals. A shareholder may revokehis or her proxy at any time before it is exercised by delivering awritten notice to the Fund expressly revoking such proxy, by executing andforwarding to the Fund a subsequently dated proxy, or by attending the Meetingand voting in person. This proxy statement and the accompanying form of proxyare being first sent to shareholders on or about June 18, 1997. In the eventthat at the time the Meeting is called to order a quorum is not presentin person or by proxy, the meeting may be adjourned to a later date to permitthe Fund to obtain a quorum. In the event a quorum is present butsufficient votes adjourned to solicit additional votes. In that event, only thoseproxies that have been received which would be voted to approve theproposal will be voted in favor of an adjournment, and those proxies that have beenreceived which would be voted against the proposals will be voted againstthe adjournment.

       As of the close of business on May 30, 1997, the record datefixed by the Board of Directors for the determination of shareholders of theFund entitled to notice of and to vote at the Meeting (the "Record Date"),563,722.387 shares of the Fund were outstanding. Each share is entitled to onevote.


       The vote of the holders of a "majority of the outstandingvoting securities" of the Fund, as defined in the 1940 Act, representedat the meeting in person or by proxy, is required for the approval of eachproposal ("1940 Act Majority Vote"). A 1940 Act Majority Vote means thevote of (a) at least 67% of the shares of the Fund present in person or byproxy, if more than 50% of the shares of the Fund are represented at the meeting,or (b) more than 50% of the outstanding shares of the Fund, whichever isless.
Under Maryland law, abstentions and broker non-votes will beincluded for purposes of determining whether a quorum is present at the Meeting,but will be treated as votes not cast and, therefore, would not be countedfor purposes of determining whether the proposals have been approved. No otherbusiness may properly come before the Meeting.

       The cost of solicitation, including preparing and mailingthe proxy materials, will be borne by the Fund's shareholder servicing agent,which expects to be reimbursed for such costs by Vontobel USA Inc., whichserves as investment advisor to other series of the Company. In additionto investment advisor may solicit proxies by telephone, telegraph andpersonal interviews. It is not anticipated that any of the foregoingpersons will be specially engaged for that purpose.

PRINCIPAL SHAREHOLDERS

       As of the Record Date, the following are known by theCompany to be beneficial owners of more than five percent of the Fund'soutstanding shares:

                                    Number of Shares           Percentage
Name & Address                      Beneficially Owned          ofFund

National Financial Services        143,286.581                 25.418%
One World Financial Ceter
200 Liberty St., 4th Floor
New York, N.Y. 10281-1003

Arthur & Anna Kull                  48,851.210                  8.666%
280 West Harvest Rund
Idaho Falls, ID 83404

Marianne Conley                      33,880.832                 6.010%
4860 Valley Forge Lane
Plymouth, MN 55442


                     TOTAL          226,018.623                40.094%



       As of the Record Date, the Directors and executive officersof the Company, as a group, beneficially owned less than 1% of the Fund's outstanding shares.



Item 1.       APPROVAL OR DISAPPROVAL OF THE PROPOSED
              REORGANIZATION

       On May 13, 1997, the Board of Directors of the Companyapproved an the Fund, and The World Funds, Inc. (the "World Funds"), on behalfof the
Sand Hill Portfolio Manager Fund (the "New Fund), a series of theWorld Funds. The Plan provides for the transfer of all of the assets of the Fund to the New Fund solely in exchange for shares of commonstock of the New Fund and the assumption by the New Fund of all of theliabilities of the Fund, followed by the pro-rata distribution of those shares, onthe closing date, to the holders of the Fund's shares (the"Reorganization").
The Company will liquidate the Fund promptly after theReorganization.
A copy of the Plan is attached hereto as Exhibit A.

       The New Fund will operate as a registered, open-endmanagement investment company with the same investment objective, policies andrestrictions as the Fund and, subject to approval by its Board of Directors andshareholders, will enter into an investment advisory agreement with Sand HillAdvisors, Inc. (the "Advisor") identical in all material respects to theFund's existing investment advisory agreement with the Advisor. Furthermore, the New Fund intends to enter into administration, custody, distribution,pricing and transfer agency agreements with the Fund's current serviceproviders on substantially the same terms as the Fund's existing agreements.

Reasons for the Reorganization

       When the Fund was organized, it was one of four series of aregistered investment company called The World Funds, Inc. Two of the serieswere advised by Vontobel USA Inc. ("VUSA"), and one series was advisedby Newport Fund Management, Inc. In the intervening period, that investmentcompany has changed its name to Vontobel Funds, Inc. to reflect the factthat six of the seven series presently in operation or in organization areadvised by VUSA.

       Due to the increase in the number of series of the Company managed by VUSA (the "Vontobel Series"), management of the Fundconsidered whether the efforts and attention applied to administrative andmarketing efforts on behalf of the Fund may be overshadowed by thecorresponding efforts on behalf of the Vontobel Series. Management concludedthat, despite efforts to avoid any adverse effect on the Fund, it would be in the interest of shareholders of the Fund to become a part of a fund inwhich one other group did not have a dominating role. They concluded that itwould be more efficient from an administrative standpoint to establish aseparate entity to focus on the needs of the Fund without the distractionsarising from operating the Vontobel Series.

       Furthermore, management believes that reorganizing the Fundinto an entity separate from the Vontobel Series may open up additionaldistribution channels for the New Fund's shares. For example, the New Fundmight be able to take advantage of different marketing opportunities without the constraints which may be associated with being a series of theCompany.

Background

       The Fund is a series of the Company, an open-end, seriesinvestment company currently comprised of the Fund and four other series, andhas two additional series "in registration" at the present time. TheCompany is a corporation organized under the laws of the State of Marylandpursuant to Articles of Incorporation filed in October 1983. The Advisor hasserved as the investment advisor of the Fund since the Fund's inception inJanuary 1995.

Procedures for the Reorganization

       If approved by shareholders, the Reorganization will beaccomplished in the following manner: (i) the Company, on behalf of the Fund, willassign, deliver and otherwise transfer all of the Fund's assets free andclear of
(ii) the New Fund, in exchange for the Fund's assets, will assumeall of the Fund's liabilities and will issue to the Fund a number of full andfractional shares of beneficial interest in the New Fund ("New Fund Shares")equal to the number of Fund shares then outstanding which are held by theFund's shareholders; and (iii) the Fund will distribute to each of itsshareholders a number of full and fractional New Fund Shares equal to the numberof full and fractional Fund shares held by that shareholder. Thereafter,the Company will take all necessary steps to terminate the Fund promptlypursuant to the provisions of the laws of the State of Maryland, and the Fund willnot conduct any business except in connection with its liquidation.

       Subject to approval by shareholders, it is expected that the Reorganization will be made effective at 4:00 p.m., Eastern time,on or about July 31, 1997, or at such later time and date as theparties may mutually agree (the "Closing Date"). The Closing Date shall not beearlier than the date of effectiveness of the New Fund's registrationstatement under the Securities Act of 1993, as amended. At any time before theReorganization is effective, the Company and the World Funds may agree toterminate the Reorganization, and, if the Reorganization has not been madeeffective by October 1, 1997, the Plan will automatically terminate on that date unless a later date is agreed to by both the Company and the WorldFunds.

       Upon approval of the Reorganization, the World Funds willissue the New Fund Shares referred to in clause (ii) above. Pursuant to thePlan, and prior to the distribution of such shares of the New Fund to theshareholders of the Fund, the President of the Company, as the agent of theshareholders of the Fund, will execute a Consent of Sole Shareholder: (a)approving the election of the four directors of the Company listed herein asdirectors of the Fund and Sand Hill Advisors, Inc. (see Approval of InvestmentAdvisory Agreement for the New Fund below), and (c) ratifying the selectionof the firm of Tait, Weller & Baker to serve as the independentaccountants for the World Funds.

       Following the execution of the consent, an open accountwould be established on the records of the New Fund in the name of eachshareholder of the Fund. The transfer agent will record in such account thenumber of New Fund Shares equal to the number of shares of the Fund owned ofrecord by the shareholder at the Closing Date. Certificates, if any, forshares of the Fund issued prior to the Reorganization would represent thesame number of outstanding shares of the New Fund following the Reorganization. Shareholders with certificates should continue to safeguard them,as it will be necessary to present such certificates for any transfer,exchange or redemption. In the interest of economy and convenience,certificates representing the New Fund Shares will not be physically issued.

       The New Fund Shares that would be issued to the shareholdersof the Fund would have no asset-based sales charge or distribution or servicefee under Rule 12b-1 and would not be subject to any deferred sales charge on redemption. Dividends and distributions payable on New Fund Sharesto shareholders electing to have such dividends and distributionsreinvested would be reinvested without a sales charge in additional New FundShares.

       Subject to approval by its Board of Directors andshareholders, the New Fund will enter into an investment advisory agreement with theAdvisor (see Approval of Investment Advisory Agreement for the New Fund below). The fee payable to the Advisor under such management agreement and theterms and conditions of the agreement will be the same as those provided inexisting investment advisory agreement with the Advisor. Theinvestment advisory fees will continue to be payable at a rate of 1.00% perannum of the first $100 million of the New Fund's average daily net assets and0.75% per annum of average daily net assets over $100 million.

       The New Fund also will enter into servicing arrangementswith the entities which presently provide such services to the Company forthe Fund.
It will execute an administrative services agreement withCommonwealth Shareholder Services, Inc., a custodian agreement with Star Bank,a distribution agreement with First Dominion Capital Corp., a fundaccounting agreement with Star Bank, a fund expense agreement withCommonwealth Shareholder Services, Inc. and a transfer agency and dividend disbursing agentagreement with Fund Services, Inc., in each case with substantially identicalterms and conditions as the Fund's existing agreements with such serviceproviders.
The World Funds will also continue to make available toshareholders the retirement vehicles which are now available to shareholders in theFund.



Comparison of the Fund and the New Fund

       Both the Company and the World Funds are corporations dulyorganized under the laws of the State of Maryland. The funds are both governed by the provisions of the Maryland General Corporation Law and the funds'respective Articles of Incorporation and By-Laws, which are substantially thesame in all material respects. Each fund has been authorized by its Boardof Directors to establish separate series of shares and, pursuant tosuch authority, the Company established the Fund and the World Fundsestablished the New Fund.

       Each of the Company and the World Funds is managed under thedirection comprised of four of the five individuals who presently comprisethe
Company's Board of Directors.  Mr. Henry Schlegel, who has servedas a
Director of the Company since February 1997, is an officer of VUSA,the advisor to the Vontobel Series. He has indicated that his serviceon the Board of the World Funds following the Reorganization would beinconsistent with the purposes of the Reorganization. The remaining four directorshave served s Directors of the Company for periods commencing prior to theorganization of the Fund.

       The Company is registered under the 1940 Act as an open-end,management investment company, and the World Funds has filed registration andother forms to be registered under the 1940 Act as an open-end,management investment company. The Reorganization will not be implemented andcompleted if such registration is not in effect. In conducting theiroperations as registered investment companies, both funds are subject to theprovisions of the 1940 Act and rules and regulations of the U.S. Securities andExchange Commission thereunder.

       The investment objective both of the Fund and of the NewFund is to maximize total return consistent with allocating portfolioinvestments among equity securities, debt securities and short term investments. Each fund seeks to achieve its objective by investing in a mix of assetclasses and markets throughout the world and is subject to identical investmentpolicies and limitations. The Reorganization provides for the New Fund tobe managed by the Advisor using the same portfolio management strategies andtechniques that the Advisor employs in managing the Fund.

       The expenses of operating the New Fund are not anticipatedto be materially different from those of the Fund. The principal cost ofoperating upon the assets in the Fund. This fee will be payable by the NewFund at the same rate as the Fund, and therefore will not change as a result ofthe Reorganization. General costs of operating the Company, which arepresently assumed by all series of the Company, will be paid by the New Fund.

       Shareholders of the New Fund will have voting rights thatare identical to the voting rights of the Fund's shareholders. They will havethe right to vote at regular and special meetings of the World Funds and the NewFund, as and when held, for, among other things, election of directors,changes in fundamental investment objectives, policies or restrictions;
ratification of the selection by the Directors of the independentaccountants; and such additional matters relating to the World Funds or the NewFund as may be required by law to be submitted to shareholders. If, at anytime, less than a majority of the Directors holding office have beenelected by shareholders, the Directors then in office will call ashareholders' meeting for the purpose of electing a Board of Directors. At any meetingof shareholders called for such purpose by at least 10% of the holdersof the World Fund's outstanding shares, a Director may be removed by avote of two-thirds of the World Fund's outstanding shares. Like shares ofseries of the Company, each whole share of the World Funds is entitled to onevote with each fraction being entitled to a proportionate fractional vote. Neither fund has cumulative voting rights with respect to the election of Directors.

       Shareholders of the Fund may obtain copies of the Companyand World Funds' Articles of Incorporation and By-Laws without charge uponwritten request to the Secretary of the Company and the World Funds.

Waiver of Investment Restriction

       The Fund has a fundamental investment restriction, which maynot be changed without shareholder approval, under which it may not own of the outstanding voting securities of any one issuer.

       Such restriction would otherwise prohibit the purchase bythe Fund of the initial shares of the New Fund, which is necessary to completethe Reorganization (see Procedures for the Reorganization above). Accordingly, a vote for the Fund's Reorganization will be deemed also a vote toauthorize the Company to acquire all of the voting shares of the New Fund tothe extent (and only to the extent) necessary to carry out the Fund's Reorganization n the manner described above. Such purchase of theshares will be made only for the purpose of completing the Reorganizationand the temporary waiver of the restriction will have no effect thereafter.

Federal Income Tax Consequences

       It is anticipated that the Reorganization contemplated underthe Plan will be tax-free for federal tax purposes for the Company, theWorld Funds and their respective shareholders. It is a condition of the Planthat the Company and the World Funds receive an opinion of Stradley, Ronon,Stevens & Young, LLP substantially to the effect that for federal income taxpurposes:
(i) the acquisition of the assets and assumption of the liabilitiesof the Fund by the New Fund in return for New Fund Shares followed by thedistribution of such shares to Fund shareholders will constitute a "reorganization"within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code(the
"Code"), and the Fund and the New Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;(ii) no gain or loss will be recognized by the Fund upon the exchange of itsassets for New Fund Shares and the assumption by the New Fund of theliabilities of the Fund; (iii) the tax basis of the assets of the Fund received by theNew Fund will be the same as the tax basis of such assets in the hands ofthe
Fund immediately prior to the transfer; (iv) the New Fund's holdingperiod for the assets acquired from the Fund will include the period during assets were held by the Fund; (v) no gain or loss will berecognized by the New Fund upon the receipt of the assets of the Fund in exchange forNew Fund Shares and the assumption by the New Fund of the liabilities of theFund;
(vi) no gain or loss will be recognized by the shareholders of theFund upon the receipt of New Fund Shares in exchange for their shares in theFund as part of the transaction; (vii) the basis of the New Fund Sharesreceived by the shareholders of the Fund will be the same as the basis of theshares of the Fund exchanged therefor; and (viii) the holding period of theNew Fund Shares received by the shareholders of the Fund will include theholding period of the shares of the Fund exchanged therefor, provided that at thetime of the exchange the shares of the Fund were held as capital assets;and as to such other matters as the Company and the World Funds mayreasonably request.

Approval of the Election of Four Directors of the New Fund

       By voting in favor of the Plan, shareholders of the Fundwill be authorizing the Board of Directors of the Company, acting throughthe Chairman of the Company on behalf of the shareholders of the NewFund, to vote New Fund Shares issued in connection with the Reorganizationin favor of the election of the following four nominees as directors of theNew
Fund: John Pasco, III, Samuel Boyd, Jr. William E. Poist and PaulM. Dickinson. Certain information concerning the nominees is setforth below. Each of the nominees has agreed to serve if elected, and if any ofthe nominees is unavailable to serve for any reason, the persons namedas proxies will vote for a substitute nominee selected by the Company's Boardof Directors. The Company currently knows of no reason why any of thenominees listed below would be unable or unwilling to serve if elected. Allof the nominees are currently directors of the Company.
Directors and Executive Officers is set forth below:












Nominees for Director

Name and Position
with the New Fund 5 Years
Age Owned Beneficially
May 15, 1997 Beneficially
May 15, 1997 Chairman, Director and
Treasurer
Commonwealth Shareholder
Services, Inc., the Company's
Administrator, since 1985.
Director, President and
Treasurer of Commonwealth
Capital Management, Inc. (a
registered Investment Advisor)
since 1983.  Director and
shareholder of Fund Services,
Inc., the Company's Transfer
and Disbursing Agent, since
1987 and shareholder of
Commonwealth Fund
Accounting, Inc. which provides
bookkeeping services to Star
Bank.  Mr. Pasco is also a
certified public accountant.